Exhibit 10.8

Dated 4 August 2010

PT PESONA SENTRA UTAMA

- and –

PT MAHAMERU KENCANA ABADI

- and –

NAVIGATOR GAS INVEST LIMITED

- and –

PT NAVIGATOR KHATULISTIWA

JOINT VENTURE AGREEMENT

Watson, Farley & Williams

Singapore

INDEX

CLAUSE		PAGE
1	DEFINITIONS AND INTERPRETATION	1

2	SHARE CAPITAL	8

3	RELATIONSHIP OF THE PARTIES	9

4	CLOSING	9

5	CONDUCT PRIOR TO CLOSING DATE	11

6	ANNUAL BUDGETS AND ACCOUNTS	13

7	INDONESIAN OWNERSHIP	14

8	FUNDING GENERALLY	14

9	RESTRICTION ON DEALINGS WITH SHARES AND CALL OPTION	15

10	OPERATION OF COMPANY	16

11	BOARD RESOLUTIONS	19

12	GENERAL MEETINGS OF SHAREHOLDERS	19

13	DIVIDENDS	21

14	BOOKS, RECORDS AND REPORTS	22

15	REPRESENTATIONS AND WARRANTIES	22

16	INDEMNITIES	24

17	APPROVALS	24

18	CONFIDENTIALITY	24

19	TERM	25

20	EVENT OF DEFAULT	25

21	NOTICES	27

22	FRUSTRATION	28

23	FORCE MAJEURE	28

24	RESOLUTION OF DISPUTES	29

25	ENTIRE AGREEMENT AND AMENDMENT	30

26	SEVERABILITY	30

27	ASSIGNMENT	30

28	NO WAIVER	30

29	COSTS	31

30	MANAGEMENT SERVICES	31

31	GOVERNING LAW	32

32	EXECUTION AND DELIVERY	32

33	GOVERNING LANGUAGE	32

ANNEXURE A—REPRESENTATIONS AND WARRANTIES BY THE COMPANY, PSU AND MKA		35

ANNEXURE B—DESCRIPTION OF MANAGEMENT SERVICES TO BE PROVIDED BY PSU AND MKA TO THE COMPANY		41

THIS AGREEMENT is made on 4 August 2010.

BETWEEN:

(1)	PT PESONA SENTRA UTAMA, a limited liability company duly incorporated under the laws of the Republic of Indonesia and having its registered office at Globe Building 6th Floor, Jalan Buncit Raya Kav. 31-33, Jakarta, Indonesia 12740 (“PSU”);

(2)	PT MAHAMERU KENCANA ABADI a limited liability company duly incorporated under the laws of the Republic of Indonesia and having its registered office at Jalan Warung Buncit Raya No. 49 Mampang Prapatan Jakarta, Indonesia 12740 (“MKA”);

(3)	NAVIGATOR GAS INVEST LIMITED (Company Registration No. 7263791), a company incorporated in England, and having an office at 150 Aldersgate Street, London EC1A 4AB, United Kingdom,(“NGIL”); and

(4)	PT NAVIGATOR KHATULISTIWA, a limited liability company duly incorporated under the laws of the Republic of Indonesia, and having its registered office at Globe Building, Jalan Buncit Raya Kau 31.33, Jakarta, Indonesia 12740 (the “Company”).

RECITALS:

(A)	The Company has been duly established as a PMA Company in the field of shipping and any other shipping related business activities.

(B)	The Parties hereto have agreed to enter into this agreement (“Agreement”) to govern the management of the Company and their respective rights and obligations as shareholders of the Company upon the terms and conditions hereinafter set forth.

IT IS AGREED as follows.

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

The following definitions apply unless the context requires otherwise:

“Affiliate” means, in relation to a Party which is a company (other than the Company), any company which is for the time being a Subsidiary or Holding Company of that Party or a Subsidiary of a Holding Company of that Party.

“Aries Earnings” means in relation to the Aries Vessel, all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Company and which arise out of the use or operation of the Aries Vessel, including (but not limited to):

(a)	all amounts payable to the Company under the Aries Time Charter and all other freight, hire and passage moneys, compensation payable to the Company in the event of requisition of the Aries Vessel for hire, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of the Aries Vessel;

(b)	all moneys which are at any time payable under Aries Insurances in respect of loss of earnings; and

(c)	if and whenever the Aries Vessel is employed on terms whereby any moneys falling within paragraphs (a) or (b) are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to the Aries Vessel.

“Aries General Assignment” means an assignment of the rights of the Company in the Aries Time Charter, the Aries Insurances, and the Aries Earnings to be executed by the Company in favour of FFPL in such form and on such terms as may be acceptable to FFPL.

“Aries Hypothec” means the first priority hypothec over the Aries Vessel to be executed by the Company in favour of FFPL in such form and on such terms as may be acceptable to FFPL and acceptable to be registered with the relevant authorities in Indonesia.

“Aries Insurances” means, in relation to the Aries Vessel:

(a)	all policies and contracts of insurance, including entries of the Aries Vessel in any protection and indemnity or war risks association, which are effected in respect of the Aries Vessel, the Aries Earnings or otherwise in relation to it; and

(b)	all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium.

“Aries Sale and Purchase Agreement” means the memorandum of agreement made or to be made between the Company and Navigator Aries L.L.C. in respect of the Aries Vessel.

“Aries Time Charter” means the time charterparty dated 16 September 2008 made originally between Pacific Peregrine Shipping Pte Ltd (“PPSPL”) and the Time Charterer in relation to the Aries Vessel, as novated by PPSPL in favour of the Company pursuant to a transfer agreement dated 26 May 2010.

“Aries Vessel” means the LPG carrier known as m.v. “Navigator Aries” currently registered under Liberian flag and to be sold by Navigator Aries L.L.C. to the Company pursuant to the Aries Sale and Purchase Agreement and thereafter to be registered under Indonesian flag.

“Articles” means the articles of association of the Company, amended in accordance with this Agreement in such form as the Parties may agree.

“Auditors” means the firm Moore Stephens who shall continue for the time being to be appointed as the Company’s auditors or any other independent, internationally respected accounting firm with an associated office in Indonesia as approved by the Parties.

“Authorisation” includes any authorisation, consent, approval, resolution, licence, exemption, filing, registration, notorisation and legalisation which may be required of any governmental, quasi-governmental or public body or any other authority or sub-division thereof.

“BKPM” means the Capital Investment Coordinating Board (Badan Koordinasi Penanaman Modal) of Indonesia now referred to as the BKPM.

“BKPM Approval” means the letter of approval from the BKPM approving the change of shareholders, change of capital structure and the use of manpower including expatriates by the Company.

“Board of Commissioners” means the board of commissioners of the Company as constituted from time to time.

“Board of Directors” means the board of directors of the Company as constituted from time to time.

“Business” means the Company’s business of shipping and any other shipping related business activities.

“Business Day” means any weekday on which banks are open for business in Jakarta and Singapore.

“Capital Contribution” means the subscription by a Party (other than the Company) for fully-paid Shares.

“Closing” means the fulfillment of the conditions and the performance by the Parties of their obligations set out in Clause 4.1, save where conditions have been waived by NGIL pursuant to Clause 4.2(a).

“Closing Date” means the date upon which Closing occurs.

“Commissioner” means a commissioner of the Company.

“Confidential Information” means all confidential and proprietary information of a Party (the “Relevant Party”) including, without limitation, information relating to technology, processes, products, specifications, formulae, inventions or designs used or developed by the Relevant Party, trade secrets and know-how and information of a commercially sensitive nature. Confidential Information does not include information which:

(a)	at the time of the first disclosure to or observation by the other party, was already in the lawful possession of that party;

(b)	is in or comes into the public domain otherwise than by disclosure in breach of this Agreement; or

(c)	becomes available to the other party from any other source provided it was not acquired directly or indirectly from the Relevant Party.

“Deed of Establishment” means the deed of establishment No. 02 dated 9 April 2010 made before Surjadi, S.H., notary in Jakarta, which has been approved by the Minister of Justice of the Republic of Indonesia under decree No. AHU.22044.AH.01.01.Tahun 2010 dated 29 April 2010.

“Defaulting Party” is defined in Clause 20.1, being (a) a Party (other than the Company) that commits an Event of Default; or (b) a Party in relation to which any Event of Default occurs.

“Director” means a director of the Company.

“Dispose” in relation to any property means to sell, transfer, assign, create an Encumbrance over, declare oneself a trustee of, part with the benefit of or otherwise dispose of the whole or any interest in or any part of the property. It includes, without limitation, in relation to a Share, to enter into a transaction in relation to the Share (or any interest in it), other than a transaction which is:

(a)	permitted by this Agreement or the Articles; or

(b)	conditional on each other Shareholder consenting to it or waiving certain of its rights under this Agreement or the Articles or as otherwise agreed by each other Party,

which results in a person other than the registered holder of the Share:

(i)	acquiring any interest in the Share, including, but not limited to, an interest arising under a declaration of trust, an agreement for sale and purchase or an option agreement or an agreement creating a charge or other security interest in respect of the Share; or

(ii)	acquiring any right to receive directly or indirectly any dividends payable in respect of the Share; or

(iii)	acquiring any rights of pre-emption, first refusal or like control over the disposal of the Share; or

(iv)	acquiring any rights of control over the exercise of any voting rights or rights to appoint directors or commissioners attaching to the Share; or

(v)	otherwise acquiring rights against the registered holder of the Share which have the effect of placing the person in the same position as would exist if the person had acquired an interest in the Share itself, and “Disposal” has a corresponding meaning.

“Dividend” includes a bonus or other distribution in specie or in cash.

“Encumbrance” means any mortgage, pledge, lien, hypothecation, charge, power of attorney, fiduciary transfer, assignment of rights for security purposes or other form of security interest or interest in the nature of a security interest, and Encumber has a corresponding meaning.

“Equity Loans” means the two loan agreements with each MKA and PSU as borrower and FFPL as lender, each for the amount of US$2,884,050.

“Event of Default” means any of the acts set out in Clause 20.1.

“Exchange Rate” means the exchange rate quoted by Bank Indonesia on the day prior to the day of conversion for the purchase of $ for Indonesian Rupiah.

“FFPL” means Falcon Funding Pte. Ltd. (Company Registration No. 201005399C), a company incorporated in Singapore, and having an office at 7 Temasek Boulevard, #07-08, Suntec Tower One, Singapore 038987.

“FFPL Loan Agreement” means the loan agreement dated 4 August 2010 entered into between FFPL as borrower and the Navigator Gas L.L.C. as lender for the amount of US$106,000,000.

“Government” means the Government of Indonesia.

“Holding Company” means, in relation to a company, a company of which the first company is a Subsidiary.

“Indonesia” means the Republic of Indonesia.

“Indonesian Financial Year” means the accounting year of the Company under Indonesian GAAP, which shall commence on 1 January and end on 31 December each calendar year, unless otherwise agreed at a general meeting of Shareholders.

“Indonesian Financial Quarter Year” means each of the four 3 month periods of an Indonesian Financial Year.

“Indonesian GAAP” means generally accepted accounting principles on a consistent basis in Indonesia.

“MKA Shares Pledge” means a pledge granted or to be granted by MKA in favour of FFPL of all of its shares in the Company in such form and on such terms as may be acceptable to FFPL.

“MOL” means the Ministry of Law and Human Rights of Indonesia.

“Navigator Aries L.L.C.” means a limited liability company with Company Registration No. 961369, formed in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960.

“Navigator Pluto L.L.C.” means a limited liability company, with Company Registration No. 961269, formed in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960.

“Notifying Party” means any Party (other than the Company) giving a written notice to each other Party under Clause 21.

“Party” means each of PSU, MKA, NGIL, and the Company and any other party to this Agreement from time to time, and includes their respective successors or permitted assigns and Parties means all of them.

“Pluto Earnings” means in relation to the Pluto Vessel, all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Company and which arise out of the use or operation of the Pluto Vessel, including (but not limited to):

(a)	all amounts payable to the Company under the Pluto Time Charter and all other freight, hire and passage moneys, compensation payable to the Company in the event of requisition of the Pluto Vessel for hire, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of the Pluto Vessel;

(b)	all moneys which are at any time payable under Pluto Insurances in respect of loss of earnings; and

(c)	if and whenever the Pluto Vessel is employed on terms whereby any moneys falling within paragraphs (a) or (b) are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to the Pluto Vessel.

“Pluto General Assignment” means an assignment of the rights of the Company in the Pluto Time Charter, the Pluto Insurances, and the Pluto Earnings to be executed by the Company in favour of FFPL in such form and on such terms as may be acceptable to FFPL.

“Pluto Hypothec” means the first priority hypothec over the Pluto Vessel to be executed by the Company in favour of FFPL in such form and on such terms as may be acceptable to FFPL and acceptable to be registered with the relevant authorities in Indonesia.

“Pluto Insurances” means, in relation to the Pluto Vessel:

(d)	all policies and contracts of insurance, including entries of the Pluto Vessel in any protection and indemnity or war risks association, which are effected in respect of the Pluto Vessel, the Pluto Earnings or otherwise in relation to it; and

(e)	all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium.

“Pluto Sale and Purchase Agreement” means the memorandum of agreement made or to be made between the Company and Navigator Pluto L.L.C. in respect of the Pluto Vessel.

“Pluto Time Charter” means the time charterparty made between the Company and the Time Charterer dated on or about the date of this Agreement in relation to the Pluto Vessel in such form and on such terms as may be acceptable to the Company.

“Pluto Vessel” means the LPG carrier known as m.v. “Navigator Pluto” currently registered under Liberian Islands flag and to be sold by Navigator Pluto L.L.C. to the Company pursuant to the Pluto Sale and Purchase Agreement and thereafter to be registered under Indonesian flag.

“PMA Company” means a foreign capital investment company (penanaman modal asing) established in accordance with Law No 25 of 2007 regarding Capital Investment of Indonesia and any of its subsequent amendments and implementing regulations and policies and as contemplated in Indonesian Law No 40 of 2007 regarding limited liability companies.

“Project Documents” means collectively, the Pluto Sale and Purchase Agreement, the Aries Sale and Purchase Agreement, the Pluto Time Charter, the Aries Time Charter, the Pluto General Assignment, the Aries General Assignment, the Pluto Hypothec, the Pluto General Assignment, the PSU Shares Pledge, MKA Shares Pledge and the FFPL Loan Agreement.

“PSU Shares Pledge” means a pledge granted or to be granted by PSU in favour of FFPL of all of its shares in the Company in such form and on such terms as may be acceptable to FFPL.

“Seacom” means Directorate General of Sea Communication of the Department of Communication of Indonesia.

“Share” means a share in the capital of the Company.

“Shareholder” means a Party holding shares in the Company.

“Shareholding Percentage” means, in relation to a Shareholder, a fraction the numerator of which is the total number of Shares held by that Shareholder for the time being and the denominator of which is the total number of all Shares (including the Shares held by the Shareholder) issued for the time being (and the expression Shareholding Percentages in relation to some or all of the Shareholders shall be construed accordingly).

“SIUPAL Licences” means the Surat Izin Usaha Perusahaan Angkutan Laut (SIUPAL) which the Company holds and any and all Authorisation required to ensure that the Company is permitted to act as a general agent.

“Subsidiary” means, in relation to a company, any other company where the first company:

(a)	holds a majority of the issued share capital in that other company (excluding any part of the issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital);

(b)	controls the composition of that other company’s board of directors; or

(c)	is in a position to cast, or control the casting of, a majority of the maximum number of votes that might be cast at a general meeting of shareholders of that other company,

or where that other company is a Subsidiary of a company which is itself a Subsidiary of the first company.

“Termination Notice” means a written notice given by a Notifying Party to each other Party in accordance with Clause 20.1.

“Time Charterer” means PT Pertamina (Persero).

“Vessels” means collectively, the Aries Vessel and the Pluto Vessel.

“Vessel Loan” means the loan agreement with FFPL as lender and the Company as borrower for the amount of US$100,000,000.

1.2	Interpretation

In this Agreement, headings are for convenience only, and unless the context otherwise requires:

(a)	the singular includes the plural and vice versa;

(b)	a word denoting any gender includes all genders;

(c)	a reference to a person includes a body corporate, an unincorporated body or other entity and vice versa;

(d)	a reference to a Clause, Schedule or Annexure is to a clause of, schedule to or annexure to this Agreement;

(e)	a reference to any party to this Agreement or any other agreement or document includes the party’s successors and permitted assigns;

(f)	a reference to any agreement or document is to that agreement or document as amended, novated, supplemented, varied or replaced from time to time, except to the extent prohibited by this Agreement or that other agreement or document;

(g)	a reference to any legislation or to any provision of any legislation includes any modification or re-enactment of it, any legislative provision substituted for it and all regulations and statutory instruments issued under it; and

(h)	$ or Dollars means the lawful currency of the United States of America and Rp or Rupiah means the lawful currency of Indonesia.

2	SHARE CAPITAL

2.1	Existing Capital Structure

PSU represents and warrants that, as of the date of this Agreement, the Company is properly registered with the following capital structure:

Authorised Capital :	US$45,240,000 divided into 45,240,000 shares of US$1.00 each = Rp410,553,000,000 divided into 45,240,000 shares of Rp9,075 each

Paid Up and Issued Capital :	US$11,310,000 consisting of 11,310,000 shares of US$1.00 each = Rp102,638,250,000 divided into 11,310,000 shares of Rp9,075 each

Shareholders :	NGIL – 5,541,900 shares (49%)

PSU – 2,884,050 shares (25.5%)

MKA – 2,884,050 shares (25.5%)

2.2	New Capital Structure

(a)	The issued share capital of the Company shall be reclassified or otherwise reconstituted into two classes of Shares as follows:

(i)	5,541,900 Class A shares (“Class A Shares”), each with a par value of US$1.00 per share and one voting right and one dividend right each; and

(ii)	5,768,100 Class B shares (“Class B Shares”), each with a par value of US$1.00 per share and one voting right and one dividend right each.

(b)	NGIL will subscribe for all of the Class A Shares for US$1.00 per share, aggregate consideration of US$5,541,900 which will be fully paid to the Company on the Closing Date.

(c)	PSU and MKA will each subscribe for 50% of all of the Class B Shares for US$1.00 per share, aggregate consideration each of US$2,884,050 which will be fully paid to the Company on the Closing Date.

3	RELATIONSHIP OF THE PARTIES

3.1	Parties not in partnership

Nothing in this Agreement or the Articles shall be considered or interpreted as constituting:

(a)	the relationship of the Parties as a partnership, association or any other relationship in which one or more of the Parties may be liable generally for the acts or omissions of any other Party; or

(b)	any Party as the general agent or representative of any other Party.

3.2	Articles

(a)	The Articles shall, to the extent permitted under Indonesian law, at all times give effect to the terms of this Agreement.

(b)	Each Party irrevocably agrees that if there is any conflict or inconsistency between the provisions of this Agreement and the Articles, then:

(i)	as between the Parties, the provisions of this Agreement shall prevail; and

(ii)	the Parties shall, to the extent permitted under Indonesian law, forthwith use their best endeavours to procure an amendment to the Articles so as to remove such conflict or inconsistency.

4	CLOSING

4.1	Conditions of Closing

Closing shall not occur until all of the following terms and conditions for the exclusive benefit of FFPL have been fulfilled and/or performed:

(a)	the Company having executed:

(i)	the Aries Sale and Purchase Agreement and the Pluto Sale and Purchase Agreement and having satisfied all its completion obligations thereto;

(ii)	the Aries Time Charter and the Pluto Time Charter with the Time Charterer;

(iii)	the Aries Hypothec, the Pluto Hypothec, the Aries General Assignment and the Pluto General Assignment, each in favour of FFPL; and

(iv)	the Vessel Loan;

(b)	the Company delivering to NGIL all necessary corporate authorities approving the execution of the documents set out in Clause 4.1(a);

(c)	each of PSU and MKA providing documentary evidence satisfactory to NGIL that both PSU and MKA have, or will on the Closing Date have, funds in place to each pay for 50% of the Class B Shares in full;

(d)	the Parties finalising and, in the presence of a notary public in Indonesia, executing the amended Articles;

(e)	the Parties finalising and submitting:

(i)	to BKPM, a final Foreign Investment Application (Model 1/PMA Application) together with annexes and supporting documents, seeking approval of, the proposed activity of the Company and structure of the Shareholders’ investment in the Company; and

(ii)	to MOL, the duly executed and notarised amended Articles, together with all supporting documents, for MOL approval to approve the amendments to the Articles;

(f)	the Company having obtained each of the following:

(i)	the registration of the Aries Vessel and the Pluto Vessel in the name of the Company as evidenced by the Grosse Akte issued by Seacom;

(ii)	the registration of the Aries Vessel and the Pluto Vessel under Indonesian flag by Seacom as evidenced in the main register for registration and transfer of title of vessels in Jakarta, Indonesia;

(iii)	the SIUPAL Licences being issued by Seacom in the name of the Company as necessary for the commercial operation of the Aries Vessel and the Pluto Vessel in Indonesia;

(iv)	the certificate of classification of the Aries Vessel and the Pluto Vessel from the Indonesian Classification Bureau being the Indonesian classification society; and

(v)	documentary evidence satisfactory to NGIL that each of the Aries Vessel and the Pluto Vessel is insured on terms and with underwriters and P & I clubs acceptable to NGIL;

(g)	confirmation being received in writing by all of the Parties that all approvals, licences and consents of BKPM, MOL, Seacom and any other government or governmental body or regulatory authority which are required to enable the Company to conduct the Business without interruption or inconvenience, have been obtained, issued or granted on terms satisfactory to NGIL;

(h)	the covenants, representations and warranties of each of the Company, PSU and MKA contained in Clause 15 shall be true and correct, each and every one of which is hereby deemed to be a condition and NGIL shall have received a certificate dated the Closing Date, in form satisfactory to counsel for NGIL, signed under seal by each of the Company and PSU to the effect that such covenants, representations and warranties referred to above are true and correct on and as of the Closing Date;

(i)	the composition of the Board of Commissioners and the Board of Directors of the Company set forth in Clause 10.2 shall be completed;

(j)	the new capital structure of the Company set forth in Clause 2.2 shall be completed; and

(k)	no legislation (whether by statute, by-law, regulation or otherwise) shall have been enacted or introduced which, in the opinion of NGIL, adversely affects or may adversely affect the operations and Business of the Company.

4.2	Termination or Waiver of Closing Conditions

In case any of the conditions in Clause 4.1 are not be fulfilled and/or performed to the satisfaction of NGIL on or before 31 August 2010 (the “Outstanding Conditions”), NGIL may, at its option:

(a)	agree that Closing shall take place before the Outstanding Conditions are fulfilled or performed, in which case those Outstanding Conditions shall be fulfilled and/or performed within such period as NGIL may specify, any such waiver to be binding on NGIL only if the same is in writing; or

(b)	rescind this Agreement by notice to the Company, PSU and MKA, and in such event NGIL shall be released from all obligations hereunder.

4.3	Termination for Non-Payment

If the Company has not received payment in full by NGIL under Clause 2.2(b) and payment in full by each of PSU and MKA under Clause 2.2(c) on or before 31 August 2010 (or such other date as may be acceptable to NGIL), each of the Parties hereto shall be released from all obligations hereunder.

5	CONDUCT PRIOR TO CLOSING DATE

5.1	Obligations of PSU, MKA and the Company

At all times prior to the Closing Date, PSU, MKA and the Company shall:

(a)	not undertake any activity or do anything which may, in the reasonable opinion of NGIL, be contrary to the best interests of NGIL under this Agreement;

(b)	keep NGIL fully informed of all matters relating directly or indirectly to the Company or to NGIL’s rights or future rights under this Agreement;

(c)	take such action as may be required to protect NGIL’s rights and future rights under this Agreement;

(d)	ensure that the Articles are amended where necessary to be consistent with the terms of this Agreement;

(e)	ensure that the Company, or any person on behalf of the Company, does not create any Encumbrance on the Vessels, Dispose of the Vessels or any other vessel which may be owned by the Company from time to time or all or a substantial or material part of the Company’s business or assets, or amend the Articles, unless first approved in writing by NGIL; and

(f)	ensure that the Company complies with all laws and other obligations binding on it and maintains the SIUPAL Licenses and its status as a general agent in good standing.

5.2	Matters requiring NGIL’s approval

Except as otherwise provided or contemplated in this Agreement, at all times prior to the Closing Date, the Company shall not and PSU and MKA shall ensure that the Company shall not, except with the prior written approval of the NGIL (which approval will be withheld only on reasonable grounds and in good faith), do any of the following:

(a)	(Arm’s length transactions) Enter into, vary or terminate any contract or arrangement (whether legally binding or not) with any Director, Commissioner or Shareholder.

(b)	(Directors’ contracts) Vary the terms of service (including compensation, remuneration and emoluments) of a Director or Commissioner.

(c)	(Disposal) Dispose of the Vessels or any other vessel which may be owned by the Company from time to time or its main undertaking or any of its principal assets.

(d)	(Securities issue) Issue, allot, redeem, purchase or grant options over any of its Shares, debentures or other securities or reorganise its share capital in any way otherwise than in accordance with this Agreement.

(e)	(Distributions) Pay or make any dividend or other distribution otherwise than in accordance with this Agreement.

(f)	(Reduction of capital) Reduce its share capital in any manner.

(g)	(Memorandum and Articles) Amend the Articles or pass any resolution for winding up.

(h)	(Cessation or change in Business) Cease to conduct or change the nature or scope of the Business, the operations of the Company or commence any new business not being ancillary or incidental to the Business or the operations of the Company.

(i)	(Early repayments) Make any early repayment of any of its indebtedness.

(j)	(Modification) Modify or abrogate any rights for the time being attached to the Shares.

(k)	(Material contracts and commitments) The entry into of any contract or commitment (other than pursuant to the Project Documents) under which the Company may incur costs of US$100,000 or more or which may not be fulfilled or completed within 1 year.

(l)	(Termination, variation or suspension of material contracts) The termination, variation or suspension of the performance of:

(i)	the Aries Time Charter or the Pluto Time Charter;

(ii)	any charterparty or other contract for the employment of the Vessels or any or any other vessel which may be owned by the Company from time to time; or

(iii)	any material contract or commitment of the Company;

(m)	(Acquisitions) The acquisition of any assets or property at a total cost (per transaction) of more than US$100,000(other than pursuant to the Project Documents).

(n)	(Borrowings) The borrowing of any amounts.

(o)	(Encumbrances) The creation of Encumbrances over any assets or property of the Company including the Vessels or any other vessel which may be owned by the Company.

6	ANNUAL BUDGETS AND ACCOUNTS

6.1	Preparation of Annual Budgets

(a)	(Principal) As soon as practicable after the signing of this Agreement and not later than 60 days prior to the commencement of each subsequent Indonesian Financial Year (in respect of that Indonesian Financial Year), the Board of Directors shall deliver a draft Annual Budget to the Board of Commissioners.

(b)	(Updates) The Board of Directors may, from time to time, prepare, or cause to be prepared, draft updates to the then current Approved Budget to revise, add or delete any expenditure, and shall deliver any revisions to the Annual Budget to the Board of Commissioners.

6.2	Approval of Annual Budgets and updates

(a)	(Principal) Not later than 15 days prior to the commencement of the relevant Indonesian Financial Year, the Board of Commissioners shall settle and approve each draft Annual Budget, and provide copies to the Shareholders.

(b)	(Updates) Within 45 days of its preparation the Board of Commissioners shall settle and approve each draft update to the then current Approved Budget, and provide copies to the Shareholders.

6.3	Books, accounts and records

The Company shall maintain or cause to be maintained in accordance with generally accepted accounting standards and practices in Indonesia comprehensive books, accounts and records of the Company, in Rupiah and in English (except to the extent required by Indonesian law) of the Operations and of all transactions entered into by or on behalf of the Company. Those books, accounts and records shall include, without limitation:

(a)	details of each sum received by the Company, the date of receipt and the source of the payment;

(b)	details of each sum disbursed by the Company for the Operations and the date and purpose of the payment; and

(c)	details of services and of materials, equipment and supplies acquired by the Company for the Operations and the date and cost of acquisition.

6.4	Costs of preparation

The costs of preparing and maintaining all books, accounts and records in accordance with Clause 6.3 shall be charged as the Company’s expenditure.

7	INDONESIAN OWNERSHIP

(a)	Each of MKA and PSU represents and warrants that it is (and will remain for so long as it is a Shareholder) a company incorporated in Indonesia.

(b)	Each of MKA and PSU represents and warrants that it is (and will remain for so long as it is a Shareholder) a company owned and controlled by Indonesian entities or individuals.

(c)	If at any time PSU and/or MKA ceases to be owned and controlled by Indonesian entities, NGIL shall be entitled to require MKA or, as the case may be, PSU to sell some or all of its Shares in whatever manner NGIL reasonably considers necessary to ensure that the obligations of the Company under Indonesian law are fulfilled.

8	FUNDING GENERALLY

8.1	Funding

(a)	(Methods) All funding to be provided to the Company shall be by way of:

(i)	third party financing by the Company (with or without support, whether by way of guarantee, indemnity, Encumbrance or otherwise, from the Shareholders or their respective Affiliates);

(ii)	Capital Contributions; or

(iii)	any combination of the above,

as determined by the Board of Directors from time to time.

(b)	(Calls) Subject to Clause 8.2, to the extent that funding to be provided to the Company is to be by way of Capital Contributions, it shall be provided in accordance with written notices given to each Shareholder by or on behalf of the Board of Directors from time to time. Such notices shall be issued at such times and for such amounts as may be required to meet the Company’s expenditures that is then accrued or that the Board of Directors estimates will accrue or become payable during the period to which the relevant notice relates. Each Shareholder must provide the amount specified in each notice given to it within seven days of receipt of that notice.

8.2	Funding after Closing Date

(a)	(Capital Contributions) To the extent that funding to be provided to the Company after the Closing Date is to be by way of Capital Contributions, such Capital Contributions shall either be made by the Shareholders in proportion to their Shareholding Percentages or, in the event that a Shareholder’s Capital Contribution exceeds its Shareholding Percentage, such Shareholder will be duly compensated through increased shares, increased share votes, profit sharing or such other suitable arrangement as the Parties may agree.

9	RESTRICTION ON DEALINGS WITH SHARES AND CALL OPTION

9.1	Restriction on dealings with shares

Save as to the PSU Shares Pledge and the MKA Shares Pledge, a Shareholder shall not Encumber or Dispose of any of its Shares in favour of or to any third party (including, without limitation, an Affiliate of that Shareholder) except as provided in this Clause 9.

9.2	Affiliate exception

(a)	Subject to Indonesian law, NGIL may at any time and without first having to obtain the prior consent of PSU or MKA, transfer all or any of its Shares and assign all of its rights and obligations under this Agreement to any of its Affiliates.

(b)	Any transfer under this Clause 9.2 shall only be made on condition that:

(i)	the Affiliate agrees that if it ceases to be an Affiliate for any reason whatsoever, it shall immediately reassign to NGIL (or its Affiliate) all of the Shares then held by it; and

(ii)	the Affiliate, if not already a Party to this Agreement, enters into an Accession Agreement with all Shareholders and the Company (each of which are bound to execute that deed if the Affiliate and NGIL have complied with this Clause 9) such that such Affiliate is bound to this Agreement.

(c)	The Company shall not register any Affiliate as the holder of any Shares unless and until that Accession Agreement has been executed.

9.3	Call option

(a)	Each PSU and MKA hereby grants to NGIL an option (the “Call Option”) to purchase all (but not some) of the Shares held by each of them (the “Option Shares”) at the Option Price (as defined in Clause 9.3(e)) which NGIL may exercise upon:

(i)	PSU or MKA having committed any Event of Default; or

(ii)	the Aries Time Charter and/or the Pluto Time Charter with the Time Charterer is terminated, cancelled, suspended or ceases to be in full force and effect for any reason whatsoever and on the exercise of the Call Option, PSU and/or MKA shall become bound to sell and the NGIL shall become bound to purchase the Call Shares in accordance with Clause 9.3(c).

(b)	Once lodged, a notice to exercise given under Clause 9.3(a) shall be irrevocable save with the consent in writing of the other party.

(c)	Completion of the sale and purchase of the Option Shares pursuant to the exercise of the Call Option shall take place at the registered office of the Company (or such other location as the parties may agree) on the date specified in the exercise notice given in accordance with Clause 9.3(a) when:

(i)	the transferee shall pay or procure the payment of the Option Price to transferor;

(ii)	the transferor shall deliver to the transferee a transfer instrument in respect of the Option Shares duly executed in favour of transferee together (where appropriate) with the original share certificate(s) if any representing the Option Shares in the name of the transferor; and

(iii)	subject to the payment by the transferee of the requisite amount of any stamp or transfer duty that is payable, the transferor shall use its reasonable endeavours (subject to due completion) to procure that transferee (or its nominee) shall be registered as the holder of the Option Shares without delay and a share certificate in respect thereof shall be delivered to the transferee (or its nominee).

(d)	If the transferor makes default in transferring the Option Shares following the exercise of the relevant Option:

(i)	the directors of the Company shall be entitled to receive and give a good discharge for the Option Price on behalf of the transferor;

(ii)	the transferor in each case hereby irrevocably, and by way of security for the performance of the transferor’s obligations under this Clause 9.3, appoints such person as the transferee shall nominate in writing as the transferor’s attorney to execute on transferor’s behalf a transfer or transfers of the Option Shares in favour of the transferee (or as the transferee may direct) and such other documents as may be necessary to transfer title to the Option Shares to the transferee (or as the transferee may direct); and

(iii)	the transferor hereby authorises the directors of the Company to approve the registration of such transfer or transfers or other documents,

PROVIDED That the provisions of this Clause 9.3(d) shall not apply where the transferee has failed to tender payment for the Option Shares or to comply with any of its obligations under this Clause 9.3.

(e)	For the purposes of this Clause 9.3, the “Option Price” shall mean the amount of the Equity Loan then outstanding from PSU or MKA (as the case may be) to FFPL and in the event that the Equity Loan has been fully paid by PSU or MKA (as the case may be), the Option Price shall be US$1.00.

10	OPERATION OF COMPANY

10.1	Board of Directors and Board of Commissioners

(a)	The Company shall be managed by the Board of Directors under the supervision, in accordance with Indonesian law, of the Board of Commissioners.

(b)	The Board of Directors shall be responsible for the overall direction and control of the management of the Company and the formulation of the policies to be applied in accordance with the Company’s purposes and objectives and to represent the Company in and out of court in accordance with the provisions of the Articles of Association.

(c)	The Articles will as soon as practicable after the execution of this Agreement be modified to expressly provide that the powers of the Board of Commissioners will be in accordance with this Agreement.

10.2	Composition of Board of Commissioners and Directors

The Parties have agreed that NGIL should have control at shareholder level and on this basis:

(a)	the Board of Commissioners of the Company shall comprise:

(i)	one NGIL nominee who shall be the President Commissioner; and

(ii)	one nominee on behalf of PSU and MKA.

(b)	the Board of Directors of the Company shall comprise:

(i)	one MKA and PSU nominee and whom shall also be the President Director.

PROVIDED That the Shareholders may at anytime agree to change the composition of the Board of Commissioners and/or the Board of Directors.

(c)	a quorum for the Board of Commissioner shall require the attendance of at least one Commissioner nominated by NGIL and at least one Commissioner nominated by either of PSU or MKA;

(d)	the President Commissioner shall have a second or casting vote at meetings of the Board of Commissioners; and

(e)	notwithstanding any provision in this Agreement no resolution of the Board of Commissioners shall be passed unless with the affirmative vote of the Commissioner nominated by NGIL.

10.3	Written Consent of the Board of Commissioners

Decisions of the Company in relation to the following matters shall require a prior written consent of the Board of Commissioners of the Company and not the Board of Directors:

(a)	commitment of the Company to capital expenditures in excess of $50,000 or the equivalent thereof in any other currency in one transaction or in a series of transactions within a twelve month period;

(b)	hiring of executive or senior employees;

(c)	granting of ex-gratia payments to third parties as well as to employees;

(d)	engagement and termination of the services of professionals in excess of US$50,000;

(e)	expansion of business/services or collaboration with third parties;

(f)	granting of salary adjustments or bonus payments to employees;

(g)	establishment of any Subsidiary or investment in another company, partnership or any other forms of business organizations;

(h)	disposal of any assets and the charter of any vessel;

(i)	incurring of any liabilities or obligations (whether in the nature of financial indebtedness or otherwise) in excess of $50,000 or the equivalent thereof in any other currency;

(j)	pledging, hypothecating or granting any security over the assets or acting as the guarantor of any third party; or

(k)	the conduct of any business or the assumption of any new risks outside the ordinary scope of business.

Provided Always that in the event that NGIL wishes any one or more of the Vessels to be sold to an affiliate, a third party or otherwise, the Company shall be obliged to sell, and the Board of Commissioners shall approve the sale of the relevant Vessel(s) and the proceeds from such sale of the Vessel(s) shall be applied by the Company in a manner to be decided by NGIL in its absolute discretion.

For the avoidance of doubt, the provisions of this Clause 10.3 are strictly without prejudice to the requirement that specific Shareholder approval will be necessary in respect of certain of the matters listed.

10.4	Powers of Board of Commissioners

In addition to the powers provided in this Agreement, the Board of Commissioners shall have the following powers required under Indonesian law:

(a)	to suspend temporarily the appointment of a member of the Board of Directors, where that member acts contrary to the Articles or to Indonesian law;

(b)	to assume temporarily control of the management of the Company, where the appointments of all the members of the Board of Directors have been suspended, until the next general meeting of Shareholders and in any case for a maximum period of 30 days, and in any other circumstances approved in a general meeting of Shareholders;

(c)	to visit the premises of the Company and to have access to the records of the Company; and

(d)	to supervise in accordance with Indonesian law the Board of Directors in the operation of the Company and to provide advice to the Board of Directors,

all in accordance with the Articles.

10.5	Manner of conduct

Except as otherwise provided in this Agreement, each Party shall exercise its powers so as to ensure that the Company and the Board of Directors:

(a)	transact all of their respective activities on arm’s length terms;

(b)	keep accurate and complete books of account and comply with the requirements of Clause 14; and

(c)	adopt and apply accounting policies and standards in accordance with generally accepted Indonesian accounting principles and practices.

11	BOARD RESOLUTIONS

11.1	Board of Directors’ resolutions

Except or otherwise provided in this Agreement:

(a)	The Board of Directors shall meet at least once every 6 months and more frequently as required; and

(b)	resolutions of the Board of Directors shall be passed by a simple majority of the members of the Board of Directors in writing or present or represented at a meeting, including by video teleconference, unless, and only to the extent, required by law whereby any resolutions passed at a meeting shall be recorded in a minutes of meeting signed by all directors present or represented at the meeting.

11.2	Board of Commissioners’ resolutions

Resolutions of the Board of Commissioners shall be passed by a simple majority of the members of the Board of Commissioners in writing or present or represented at a meeting, including by video teleconference, unless, and only to the extent, required by law whereby any resolutions passed at a meeting shall be recorded in a minutes of meeting signed by all commissioners present or represented at the meeting.

12	GENERAL MEETINGS OF SHAREHOLDERS

12.1	Annual general meetings

An annual general meeting of shareholders of the Company shall be held once in each calendar year within six months after the end of the preceding Indonesian Financial Year.

12.2	Extraordinary general meetings

An extraordinary general meeting of shareholders shall be convened by notice issued by the President Director or the Board of Directors:

(a)	whenever it deems necessary; or

(b)	upon the written request of those Shareholders holding in aggregate at least 20% of the total number of all Shares on issue, which request must state the matters to be dealt with at the meeting.

12.3	Chairman

Subject to the Articles, the President Director shall act as the chairman of all general meetings of Shareholders but shall not have a second or casting vote.

12.4	Quorum

(a)	Subject to Indonesian law, the quorum for a general meeting of Shareholders shall be that number of Shareholders (whether present or represented) holding in aggregate at least 80% of the total number of all issued Shares with valid voting rights.

(b)	If a quorum is not present at a duly convened general meeting of Shareholders within 2 hours of the time set for the meeting to begin, the meeting shall be adjourned for not less than 14 days. The quorum for a reconvened meeting shall be that number of Shareholders (whether present or represented) holding in aggregate at least 55% of the total number of all issued Shares with valid voting rights. If, at the reconvened meeting, a quorum is not present, the meeting shall be dissolved.

12.5	Voting Rights

Resolutions at all general meetings of Shareholders shall be passed if approved by those Shareholders present or represented at the meeting holding in aggregate a simple majority of the total number of all issued Shares with valid voting rights other than the following, which shall require the approval of at least 80% of the total number of issued Shares with valid voting rights:

(a)	alter or modify the rights attached to any issued shares of the Company;

(b)	make any alterations to the Articles of the Company which would result in the rights attached to any issued shares being altered or modified; or

(c)	pay or make any dividends or other distributions out of capital, profits or reserves of the Company otherwise than in accordance with this Agreement and the Articles;

(d)	sell, transfer or otherwise dispose of the whole or substantially all of the business, undertaking or assets or the Company;

(e)	the Company ceasing to carry on business;

(f)	the Company to enter into any joint venture or partnership the terms of which provide for the profits of the Company being shared with a third party and which therefore would give rise to a drain on the profits of the Company;

(g)	appoint or remove any directors or commissioners of the Company otherwise than in accordance with the provisions of this Agreement and the Articles.

(h)	promote or take steps to effect a member’s voluntary winding-up or the making of an administration order, or pass any resolution for winding-up or take any action which would result in the Company becoming insolvent or unable to pay its debts or apply to the courts to order a meeting of creditors or of members of any class of members;

(i)	sale of all the shares in the Company; and

(j)	merger and split off of the Company.

12.6	NGIL Vote

Notwithstanding any provision in this Agreement no resolution of the Shareholders shall be passed unless with the affirmative vote of NGIL.

13	DIVIDENDS

13.1	Distribution of dividends

(a)	Subject to the availability of net profits of the Company in the relevant Indonesian Financial Year, the availability of retained earnings of the Company from previous Indonesian Financial Years, Clauses 13.1(b) and 13.2 and the requirements of the Articles and of Indonesian law for the maintenance of a reserve fund, each of PSU and MKA shall:

(i)	after the completion of each Indonesian Financial Quarter Year of the Company, be paid dividends not exceeding US$31,250 for that Indonesian Financial Year, such payment to be made on such dates as the Board of Commissioners may determine;

(ii)	after the completion of each Indonesian Financial Quarter Year of the Company, be paid dividends calculated at the rate not exceeding 3.5% of net charterhire actually paid to and received by, the Company in respect of the Pluto Vessel only during that Indonesian Financial Quarter Year, such payment:

(A) to be subject to the amount of net charterhire actually paid to and received by, the Company in respect of the Pluto Vessel only during that Indonesian Financial Quarter Year; and

(B) to be made on such dates as the Board of Commissioners may determine.

(b)	Subject to Clauses 5.2(e) and 13.1(a), the distribution of dividends by the Company shall be determined at each annual general meeting of Shareholders based on the audited annual accounts of the Company, provided that:

(i)	dividends may only be paid from net profits of the Company in the relevant Indonesian Financial Year or from its retained earnings from previous Indonesian Financial Years, subject to the requirements of the Articles and of Indonesian law for the maintenance of a reserve fund;

(ii)	the Company shall not borrow funds in order to pay any dividend;

(iii)	the distribution of dividends by the Company shall be subject always to the requirements of financially prudent management of the Company; and

(iv)	dividends shall be distributed pro-rata in accordance with the dividend rights applicable to each class of shares.

13.2	Interim dividends

Subject to Clause 5.2(e), the compliance with this Clause 13, the Articles and the prevailing Indonesian Law, the Board of Commissioners may resolve to pay one or more interim dividends in any Indonesian Financial Year.

14	BOOKS, RECORDS AND REPORTS

14.1	Maintenance of records and accounts

The Board of Directors shall ensure that the following are maintained:

(a)	accurate and adequate accounting books and records maintained in US dollars and in Rupiah and in English on an accrual basis in accordance with both IFRS and Indonesian GAAP;

(b)	such other accounting or other records as may be required by the laws of Indonesia; and

(c)	all original agreements, records, and reports relating to its activities and operations.

14.2	Quarterly directors’ reports

The Board of Directors shall provide unaudited financial statements for the Company within thirty days (25) after the end of each calendar quarter to the Shareholders.

14.3	Annual audits of the Company

(a)	After the end of each Indonesian Financial Year commencing 31 December 2010, the Auditors shall audit the books and records of the Company, the activities of the Company and the Operations. The Board of Directors shall provide to the Shareholders at the Company’s expense audited financial statements of the Company with a report presented in accordance with IFRS within 45 days of the end of each Financial Year.

(b)	The auditors of each Shareholder shall also have the right to review the books and accounts of the Company on an annual basis at the expense of that Shareholder.

(c)	The audited accounts of the Company and the Board of Directors’ report shall be submitted in US dollars and in Rupiah and in English for approval at the annual general meeting of Shareholders in respect of the relevant Indonesian Financial Year. Upon such approval being granted, the audited accounts and Board of Directors’ report shall, in the absence of manifest error or fraud, be final and binding upon the Shareholders as to the matters set out in them, subject at all times to Indonesian law.

15	REPRESENTATIONS AND WARRANTIES

15.1	General representations and warranties by PSU, MKA and NGIL

Each of PSU, MKA and NGIL represents and warrants as follows.

(a)	(Power) It has full power to enter into this Agreement and to perform its obligations hereunder according to the terms of this Agreement, and that it has taken all necessary corporate or other actions and has obtained all necessary consents and approvals, to authorize its entering into and performance of this Agreement.

(b)	(Authorisations) It is duly authorized and licensed by all relevant governmental authorities to enter into and to perform this Agreement and that it has made and will make all required reports and disclosures to any applicable governmental authority with respect to this Agreement or any activity undertaken in connection with this Agreement.

(c)	(No obligations) It has no outstanding commitments or obligations, contractual or otherwise, which would in any way impede its right or ability to enter into this Agreement or to fulfil any of its obligations hereunder.

(d)	(No insolvency) None of the following has occurred and is subsisting, or is threatened, in relation to it:

(i)	its:

(A)	being insolvent or unable to pay its debts, other than as the result of a failure to pay a debt or claim the subject of a good faith dispute; or

(B)	stopping or suspending, or threatening to stop or suspend, payment of its debts; or

(ii)	the appointment of an administrator over all or any of its assets or undertaking;

(iii)	an application or an order made, proceedings commenced, a resolution passed or proposed in a notice of meeting or other steps taken (other than applications, proceedings, notices or steps that are frivolous, vexatious or lacking good faith) for:

(A)	the winding up, dissolution or administration of it; or

(B)	its entering into an arrangement, compromise or composition with or assignment for the benefit of its creditors or any or any class of them.

(C)	the appointment of a receiver or similar officer to all or any of its assets or undertaking.

(e)	(Taxes) All taxes that have been or deemed to have been assessed or imposed on it and that are due and payable, have been paid by the final date for payment by it, other than taxes for which it has set aside sufficient reserves and that are being contested in good faith.

(f)	(Business approvals) It has all necessary authorisations to carry on its business properly.

(g)	(No litigation) No legal or administrative action involving it has been commenced or taken and is continuing or, to its knowledge, is likely to be commenced or taken.

(h)	(No conflicts) Its execution and compliance of this Agreement, and its participation in the transactions contemplated by or undertaken pursuant to, this Agreement will not involve or lead to a contravention of:

(i)	any law or regulation; or

(ii)	its constitutional documents; or

(iii)	any contractual or other obligation or restriction which is binding on it or any of its assets.

15.2	Representations by the Company, PSU and MKA

The Company, PSU and MKA make each of the representations and warranties set out in Annexure A, and undertakes to ensure that each of those representations and warranties is true at all times until the Closing Date.

16	INDEMNITIES

Each Party (an “Indemnifying Party”) shall indemnify and hold each other Party (the “Indemnified Parties”) harmless from, against and in respect of any and all liabilities, losses, costs, damages and expenses (except for consequential liabilities, losses, costs, damages and expenses) which the Indemnified Parties may sustain or incur by reason of the Indemnifying Party’s breach of any representation or warranty made by the Indemnifying Party under Clause 15 or the breach of any material obligation of the Indemnifying Party under this Agreement.

17	APPROVALS

During the term of this Agreement each Party shall use its best endeavours expeditiously to obtain and maintain all approvals, licences and permits required under applicable law and policies for maintaining the shareholding of the Shareholders in the Company and for the continued existence and activities of the Company.

18	CONFIDENTIALITY

18.1	Confidential Information not to be disclosed

(a)	The Company and each Shareholder agrees that it shall not, directly or indirectly, at any time either during the continuance of this Agreement or at any time following the termination or expiration hereof, disclose or use any Confidential Information of a Relevant Party (as defined in the definition of “Confidential Information”) for any purpose other than for the purpose of fulfilling its obligations hereunder or as may be required by law, regulation or effective government policy.

(b)	The Company and each Shareholder shall each return all of such Confidential Information and all copies or records thereof to the Relevant Party immediately upon request by the Relevant Party or the termination or expiration of this Agreement and all records thereof in any data storage system maintained by or for the Company or any Shareholder shall be transferred to the Relevant Party’s data storage system or as the Relevant Party directs and thereafter forthwith be deleted from the Company’s or the Shareholder’s data storage system, as the case may be.

18.2	Survival

The provisions of this Clause shall forever survive termination of this Agreement and remain in full force and effect.

18.3	Breach

The Company and each Shareholder each acknowledges that a breach of this Clause may cause the Relevant Party irreparable harm. In the event of such a breach, the Relevant Party may seek immediately equitable and other relief from a court of competent jurisdiction without having to prove actual damages in accordance with the prevailing laws of such competent jurisdiction.

18.4	Public statements concerning the Company

(a)	The Shareholders shall use their reasonable endeavours to agree the wording and timing of all public announcements and statements by all or any of them relating to the Company or the business of the Company before the relevant announcement is made.

(b)	PSU and MKA may not make any public announcement or statement concerning this Agreement or the activities under it without the prior approval of NGIL.

19	TERM

This Agreement shall continue in full force and effect until:

(a)	there is only one remaining Shareholder which is a Party;

(b)	the Company has disposed of all or substantially all of its assets; or

(c)	it is terminated by agreement between the Parties (other than the Company) or pursuant to any other provision of this Agreement.

20	EVENT OF DEFAULT

20.1	Reasons for an Event Default

If at any time any Party commits any of the following acts or any of the following events occurs in respect of any Party (the “Defaulting Party”), any other Party (other than the Company) may at its election terminate this Agreement by written notice to each other Party, provided that where the Company is the Defaulting Party and the relevant act was committed or the relevant event occurred before the Closing Date only NGIL may give a Termination Notice:

(a)	(material obligations) the Defaulting Party fails to perform any material obligation under this Agreement and such failure continues for a period of 60 days after written notice of such failure has been received by the Defaulting Party from the Notifying Party;

(b)	(breach of warranty) any warranty or representation made by the Defaulting Party under or in connection with this Agreement is materially false or misleading when made and is not remedied within 30 days of receipt of notice from the Notifying Party to so remedy;

(c)	(insolvency, incapacity, etc) the Defaulting Party:

(i)	becomes insolvent, bankrupt or is unable to pay its debts when due;

(ii)	stops or suspends, or threatens to stop or suspend, payment of its debts; or

(iii)	has an administrator appointed over all or any of its assets or undertaking;

(iv)	has an application or an order made, proceedings commenced, a resolution passed or proposed in a notice of meeting or other steps taken (other than applications, proceedings, notices or steps that are frivolous, vexatious or lacking good faith) for:

(A)	the winding up, dissolution or administration of it; or

(B)	its entering into an arrangement, compromise or composition with or assignment for the benefit of its creditors or any or any class of them; or

(C)	has a receiver or similar officer appointed to all or any of its assets or undertaking; or

(d)	(change in control) the power, whether held directly or indirectly and by whatever means (and whether or not enforceable at law or in equity):

(i)	to exercise or control the voting rights attached to a majority of the issued shares in the Defaulting Party;

(ii)	to Dispose of or exercise a right of Disposal over a majority of the issued voting shares in the Defaulting Party;

(iii)	to appoint a majority of the members of the Board of Directors or a majority of the members of the Board of Commissioners (if any) or other management body of the Defaulting Party; or

(iv)	to determine the conduct of the Defaulting Party’s business activities,

at any time resides with any person (or group of persons acting jointly) other than those holding that power on the date of this Agreement, other than:

(A)	as a consequence of an on-market transaction involving any of the issued shares in the Defaulting Party or in any Holding Company of the Defaulting Party conducted on a recognised stock exchange; or

(B)	where the Defaulting Party would otherwise be NGIL, any transactions arising from the restructuring in any way of the NGIL Group.

20.2	Consequences of an Event of Default

Upon an Event of Default by PSU or MKA, NGIL (provided it is not the Defaulting Party) may do as follows:

(a)	require the Defaulting Party to sell all of its Shares to NGIL for the amount of the Equity Loan then outstanding by the Defaulting Party to FFPL and in the event that the Equity Loan has been fully paid, the price for such Shares shall be US$1; and

(b)	if PSU or MKA or the Company are the Defaulting Party, NGIL shall have the assignable option to purchase the Aries Vessel and/or the Pluto Vessel from the Company, the proceeds of which will be applied by NGIL directly to FFPL, in consideration for the amount owed to FFPL under the Vessel Loan up to the value of the Aries Vessel and/or the Pluto Vessel at the time the option is exercised and no further consideration if the value of the Aries Vessel and/or the Pluto Vessel exceeds the aggregate of such amount at the time the option is exercised.

20.3	Accrued rights not affected

Termination of this Agreement shall be without prejudice to the accrued rights and liabilities of the Parties at the date of termination and shall not affect any provision of this Agreement which is expressed to come into effect on, or to continue in effect after, that termination.

21	NOTICES

Any notice given under this Agreement:

(a)	must be in writing addressed to the intended recipient at the address shown below or the address last notified by the intended recipient to the sender:

(i)	the Company:	PT Navigator Khatulistiwa
Globe Building, Jalan Buncit Raya Kau 31.33, Jakarta, Indonesia 12740
Attention: President Director
Fax No: +62 21 7918 7109

and

21 Palmer Street
London SWIA AD
United Kingdom
Attention: Niall Nolan
Fax No: +44 20 7340 4858

(ii)	PSU:	PT Pesona Sentra Utama
Globe Building 6th Floor,
Jalan Buncit Raya Kav.
31-33, Jakarta, Indonesia 12740
Attention: President Director
Fax No: +62 21 7918 7097

(iii)	MKA:	PT Mahameru Kencana Abadi
Jalan Warung Buncit Raya No. 49 Mampang Prapatan Jakarta, Indonesia 12740
Fax No: +62 21 7918 4263

(iv)	NGIL:	Navigator Gas Invest Limited
21 Palmer Street
London SWIA AD
United Kingdom
Attention: Niall Nolan
Fax No: +44 20 7340 4858

(b)	must be signed by a person duly authorised by the sender; and

(c)	will be taken to have been given:

(i)	(in the case of delivery in person) when delivered;

(ii)	(in the case of delivery by post) ten business days after the date of posting (if posted to an address in the same country) or fourteen business days after the date of posting (if posted to an address in another country); and

(iii)	(in the case of facsimile transmission) on receipt by the sender of a transmission control report from the despatching machine showing the relevant number of pages and the correct destination fax machine number, unless:

(A)	within 24 hours of that time the recipient informs the sender that the transmission was received in an incomplete or garbled form; or

(B)	the transmission control report indicates a faulty or incomplete transmission,

but if delivery or receipt occurs on a day on which business is not generally carried on in the place to which the communication is sent or is later than 4.00pm (local time) on that day, it will be taken to have been duly given at the commencement of business on the next day on which business is generally carried on in the place.

22	FRUSTRATION

Notwithstanding any other provision of this Agreement, if the Parties are prevented from proceeding in accordance with the provisions of this Agreement by any reason beyond the control of the Parties, including by law or policy of Indonesia, but excluding any reason entirely personal or internal to any Party, the Parties shall put in place alternative arrangements to those frustrated which have the same practical commercial effect, and which afford the fullest protection of each Party’s rights available at law.

23	FORCE MAJEURE

23.1	Obligations suspended during force majeure

A Party shall not be liable for any delay in or failure of performance if:

(a)	that delay or failure arises from causes beyond its reasonable control including any act of God, strike, lockout or other industrial disturbance or labour difficulty, act of public enemy, war, blockade, revolution, riot, insurrection, civil commotion, lightning, storm, flood, fire, earthquake, explosion, or any action, inaction, demand, order, restraint, restriction, requirement, prevention, frustration or hindrance by or of any person, government or competent authority, embargo, unavailability of any essential equipment, chemicals or other materials, unavoidable accident, lack of transportation and any other cause whether specifically referred to above or otherwise which is not within its reasonable control;

(b)	that Party has taken all proper precautions, due care and reasonable alternative measures with the object of avoiding the delay or failure and of carrying out its obligations under this Agreement, provided that nothing in this Clause 23.1 shall require a Party to settle or compromise a labour dispute if to do so would in its sole discretion be contrary to its best interests; and

(c)	as soon as possible after the beginning of an occurrence which affects the ability of that Party to observe or perform any of its covenants or obligations under any of this Agreement, it has given notice to each other Party of the specific nature of the occurrence and, as far as possible, estimating its duration and the probable extent to which that Party will be unable to observe or perform those covenants or obligations.

23.2	Force majeure effects to be overcome

A Party claiming the benefit of Clause 23.1 shall use all reasonable endeavours promptly to overcome the adverse consequences and effects of the event or occurrence in question subject always to Clause 23.1(b).

23.3	Parties to meet where continuing suspension

If after a period of six consecutive months the force majeure or its adverse consequences and effects continue to exist, the Parties shall meet in good faith to discuss the situation and use their reasonable endeavours to achieve a mutually satisfactory resolution of the problem.

24	RESOLUTION OF DISPUTES

24.1	Manner of resolution

Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in Singapore in accordance with the arbitration rules of the Singapore International Arbitration Centre (“SIAC”) for the time being in force, which rules are deemed to be incorporated by reference in this clause without limiting the right of NGIL to file any claim in any other jurisdiction.

24.2	Arbitration Tribunal

The tribunal shall consist of 3 arbitrators, one to be appointed by NGIL, one by PSU and one by MKA, with the chairman of the tribunal to be appointed from the 3 aforesaid arbitrators by the chairman of the SIAC.

24.3	Language of arbitration

All communications during the arbitration proceedings shall be in the English language.

24.4	Arbitral award

(a)	Decisions of the arbitrator or of the Board of Arbitration (as the case requires) shall be in writing and shall state the findings of fact and conclusions of law upon which the decision is based and may include an order requiring any disputing Party to take or refrain from taking specific action with respect to the matter in dispute.

(b)	The award of the arbitrator or of the Board of Arbitration (as the case requires) shall be final and binding on the disputing Parties and the disputing Parties hereby irrevocably exclude any right of application or appeal to any Court in any jurisdiction whatsoever in connection with any question arising in the course of any arbitration or in respect of any award made.

(c)	The Shareholders irrevocably agree to cause the Company to observe and give effect to the award of the arbitrator or the Board of Arbitration.

24.5	Costs of arbitration

The costs of the arbitration shall be borne equally by the disputing Parties (other than the Company) pending the arbitrator’s or Board of Arbitration’s award. Each prevailing Party in any arbitration proceeding under this Clause 24 shall be entitled to recover the portion of those costs incurred by that Party in connection with arbitration under this Agreement.

24.6	Mandate of arbitrator not to expire

The parties hereby agree that the mandate of the Arbitrator or Board of Arbitration duly constituted in accordance with the terms of this Agreement shall remain in effect until a final arbitral award has been issued by the arbitrator or by the Board of Arbitration.

24.7	Election of domicile for enforcement of award

For the purposes of enforcing any arbitral award only, each of the Parties hereby irrevocably elects domicile at the Clerk’s Office of the District Court of Central Jakarta without prejudice to any Party’s right to commence proceedings in respect of the enforcement of the arbitral award in any other Court whether within or outside Indonesia having jurisdiction over any other Party or any of its assets.

25	ENTIRE AGREEMENT AND AMENDMENT

(a)	This Agreement may be amended only by another agreement in writing executed by all Parties who may be affected by the amendment.

(b)	This Agreement contains the entire agreement of the Parties with respect to its subject matter and, except as otherwise agreed between the Parties, supersedes all earlier agreements, understandings and other conduct by the Parties with respect to its subject matter.

26	SEVERABILITY

If any one or more of the provisions of this Agreement or any document executed in connection herewith shall be invalid, illegal or unenforceable in any respect under applicable law, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired. The Parties shall use their best efforts to achieve the purpose or commercial effect of the invalid, illegal or unenforceable provision by a new legally valid provision or provisions.

27	ASSIGNMENT

Subject to Clause 9 and except as otherwise expressly provided in this Agreement, the rights and obligations of each Party under this Agreement are personal and cannot be assigned, charged or otherwise dealt with, and no Party shall attempt or purport to do so, without the prior written consent of each other Party.

28	NO WAIVER

No failure to exercise and no delay in exercising any right, power or remedy under this Agreement will operate as a waiver. Nor will any single or partial exercise of any right, power or remedy preclude any other or further exercise of that or any other right, power or remedy.

29	COSTS

Each Party shall bear its own legal and other costs incurred in relation to the preparation, negotiation and execution of this Agreement and all agreements contemplated by this Agreement.

30	MANAGEMENT SERVICES

30.1	The Company hereby appoints PSU and MKA jointly and severally to manage the overall commercial interests of the Company and to provide the management services described in Annexure B (“Management Services”) which appointment each of PSU and MKA is willing to accept on the terms and subject to the conditions of this Agreement.

30.2	Each of PSU and MKA undertakes jointly and severally to the Company to perform the Management Services in a professional and timely manner as per the prevalent industry standards.

30.3	Any additional services which may be required by the Company from time to time during the term of this Agreement may be provided by MKA and/or PSU on terms to be agreed with the Company.

30.4	PSU and MKA undertake at all times when providing the Management Services to keep the Company indemnified and to hold it harmless against all actions, proceedings, claims, demands or liabilities which may be brought against or incurred by the Company arising as a result of the negligence or default by PSU or MKA or any of its servants or agents or anyone acting on its behalf.

30.5	The appointment of:

(a)	PSU and MKA pursuant to Clause 30.1 shall terminate automatically in the event that this Agreement is terminated, cancelled or ceases to remain in full force and effect for any reason whatsoever;

(b)	PSU pursuant to Clause 30.1 may be terminated immediately upon notice in writing from the Company to PSU if:

(i)	PSU becomes or, in the reasonably opinion of the Company, will become, subject to any insolvency proceedings, receivership, administration, bankruptcy or composition for the benefit of creditors;

(ii)	PSU is no longer a shareholder of the Company;

(iii)	PSU has been in breach of any provision of this Agreement and such breach has not been corrected within ninety (90) days of written notice by the Company;

(c)	MKA pursuant to Clause 30.1 may be terminated immediately upon notice in writing from the Company to MKA if:

(i)	MKA becomes or, in the reasonably opinion of the Company, will become, subject to any insolvency proceedings, receivership, administration, bankruptcy or composition for the benefit of creditors;

(ii)	MKA is no longer a shareholder of the Company;

(iii)	MKA has been in breach of any provision of this Agreement and such breach has not been corrected within ninety (90) days of written notice by the Company.

30.6	Each of PSU and/or MKA shall deliver to the Company, all materials and other documents (including correspondence, list of clients or customers, notes, memoranda, plans, and other documents) made or complied in the course of providing the Management Services or otherwise acquired by PSU and/or MKA, their respective employees or agents or sub-contractors concerning the business or affairs of the Company, if termination of the Management Services occurs pursuant to Clause 30.5.

31	GOVERNING LAW

This Agreement shall be governed by and interpreted in accordance with the laws of England.

32	EXECUTION AND DELIVERY

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute but one and the same instrument. Executed copies of this Agreement may be delivered, in counterparts or otherwise, for and on behalf of the Parties hereto via fax.

33	GOVERNING LANGUAGE

This Agreement has been negotiated and agreed in the English language which shall be the governing and determining language of and in respect of this Agreement for all purposes, notwithstanding that it may be translated into any other language for any reason. In the absence of a Bahasa Indonesia version, the Parties hereby disclaim any benefit from, or any right to cancel or declare this Agreement null and void because of, the absence of a Bahasa Indonesia version pursuant to the Indonesian Law No. 24 of 2009. PT PESONA SENTRA UTAMA, PT MAHAMERU KENCANA ABADI dan PT NAVIGATOR KHATULISTIWA telah mengambil semua langkah yang diperlukan baginya untuk memahami dan menyetujui sepenuhnya isi Perjanjian ini dan konsekuensi-konsekuensinya.

[The remainder of this page intentionally left blank]

IN WITNESS WHEREOF this Agreement has been executed on behalf of the parties on the date stated at the beginning of this Agreement.

SIGNED for and behalf of	)
PT PESONA SENTRA UTAMA	)
by its President Commissioner and its President Director in the presence of:	) )	SIGNED: /s/ Ajie Kusumantoro
Signature

SIGNED:		Ajie Kusumantoro
Witness		Print name

SIGNED:
Print name		Signature

Print name
SIGNED for and behalf of	)
MAHAMERU KENCANA ABADI	)
by its President Commissioner and its President Director in the presence of:	) )	SIGNED: /s/ Muhamad Kerry Adrianto
Signature

SIGNED:		Muhamad Kerry Adrianto
Witness		Print name

SIGNED:
Print name		Signature

Print name
SIGNED for and behalf of	)
NAVIGATOR GAS INVEST LIMITED	)
by its authorized signatory in the presence of:	) )	SIGNED: /s/ Niall Nolan
Signature

SIGNED:		Niall Nolan
Witness		Print name
Print name

SIGNED for and behalf of	)
PT NAVIGATOR KHATULISTIWA	) )
by its President Commissioner, and its President Director,	) )
in the presence of:	)	SIGNED: /s/ Muhamad Kerry Adrianto
Signature

SIGNED:		Muhamad Kerry Adrianto
Witness		Print name

SIGNED:
Print name		Signature
Print name

ANNEXURE A

REPRESENTATIONS AND WARRANTIES BY THE COMPANY, PSU AND MKA

1	GENERAL

1.1	No material adverse change

There:

(a)	has been no change (nor any development or event reasonably likely involving a prospective change of which the Company is, or might reasonably be expected to be, aware) which is materially adverse to the condition (financial or otherwise), business, prospects, shareholders’ equity, results of operations, properties or general affairs of the Company; and

(b)	have been no transactions entered into by the Company, other than those in the ordinary course of business, which are material with respect to the Company.

1.2	No liability

The Company is not, nor is it potentially, liable for the obligations of any other person.

1.3	Not party to agreements

The Company is not a party to any other agreement, understanding or undertaking in terms of which it is or will be bound to share profits, pay any royalties or waive or abandon rights other than as expressly contemplated by this Agreement.

1.4	Purpose of Company

The Company does not and has not carried on any business whatsoever other than stipulated in the Articles.

2	ACCURACY OF INFORMATION

2.1	Full disclosure

Each of the Company, PSU and MKA has disclosed to NGIL all information which it knows, or could reasonably be expected to know, that is material to be disclosed to NGIL as intended transferee of or subscriber for Shares.

3	TITLE AND SHARE CAPITAL

3.1	Share Capital

The authorised capital of the Company is US$45,240,000, divided into 45,240,000 shares, each having a nominal value of US$1.00. The issued and paid-up capital of the Company is US$11,310,000.

3.2	Deed of Establishment

The Deed of Establishment (containing the Articles of Association) of the Company is set out in Deed No. 02 dated 9 April 2010 made before Surjadi, S.H., Notary in Jakarta, which has been approved by the MOL under decree No. AHU.22044.AH.01.01.Tahun 2010 dated 29 April 2010.

4	STRUCTURE

The Company:

(a)	is not the holder or beneficial owner of any shares or other capital in any body corporate (wherever incorporated); and

(b)	is not a member of any partnership or other unincorporated association (other than a recognised trade association).

5	FINANCIAL ARRANGEMENTS

All information with respect to the financial arrangements of the Company have been disclosed in writing by the Company to NGIL and are due to normal business activities which do not, individually or together as a series of transactions, exceed $50,000.

6	LIABILITIES

All information in respect to the liabilities of the Company in excess of $50,000 have been disclosed in writing to NGIL.

7	FINANCING

7.1	Financing

The Company does not have nor is it engaged in financing of a type which is not required to be shown or reflected in its accounting reports.

8	CONDUCT

Each of the following has occurred.

(a)	(Conduct of business) The business of the Company is conducted in the ordinary and usual course for a single purpose company established for the purpose of effecting the business contemplated by this Agreement and not otherwise.

(b)	(No disposals) The property of the Company remains in the possession or under the control of the Company. The Company has not created an Encumbrance over or declared itself trustee of any of its assets.

(c)	(Dealings) The Company has not dealt with any person except at arm’s length except as otherwise disclosed to NGIL.

(d)	(No material adverse change) There has been no material adverse change in the financial condition or prospects of the Company.

(e)	(Authorisations) The Company holds a valid SIUPAL Licence and no Authorisation from a governmental authority from which the Company benefits has been terminated, or has expired and could reasonably be expected to have a material adverse effect on the profitability of any business of the Company.

(f)	(No issues) No share or loan capital, security or other right convertible into shares or loan capital has been issued by the Company other than as contemplated by this Agreement.

(g)	(Waiver) The Company has not waived any right or debt owed to it.

9	POWERS OF ATTORNEY

9.1	Powers of attorney

There is no power of attorney or other authority in force by which a person is able to bind the Company other than normal authorities under which officers or employees of the Company may carry out its business in the ordinary course.

9.2	Offers

No outstanding offer, tender, quotation or the like given or made by the Company is capable of giving rise to a contract merely by any unilateral act of a third party, other than in the ordinary course of business and on terms calculated to yield a gross profit margin consistent with that usually obtained by the Company.

10	CONTRACTS AND COMMITMENTS

10.1	Profit sharing

The Company is not a party to any contract, arrangement or understanding in terms of which it is or will be bound to share profits, pay any royalties or waive or abandon any rights, other than this Agreement.

10.2	Binding contracts

Except as disclosed in writing to NGIL, no contract, arrangement or understanding to which the Company is a party:

(a)	is outside the ordinary and proper course of business or is otherwise unusual;

(b)	has a period of more than 12 months to run from the date of this Agreement until its expiration or termination;

(c)	is incapable of being fulfilled or performed on time, or only with undue or unusual expenditure of money or effort;

(d)	is not on arm’s length terms;

(e)	provides that the Company will act as distributor of goods or services or as agent for another person;

(f)	is with PSU or any of them or a person controlling or controlled by PSU or any of them; or

(g)	involves or is likely to involve obligations or liabilities which, by reason of their nature or magnitude, should reasonably be made known to NGIL as intended transferees of or subscribers for Shares.

10.3	Contracts affected by this Agreement

No party is entitled under any contract, arrangement or understanding because of the issue of Shares by the Company or the compliance with this Agreement:

(a)	to terminate the contract, arrangement or understanding; or

(b)	to require the adoption of terms less favourable to the Company; or

(c)	to do anything which would:

(i)	adversely affect the interests, business or assets of the Company; or

(ii)	result in any of the assets of the Company failing to be disposed of or charged.

11	COMPLIANCE WITH LEGISLATION AND ABSENCE OF LITIGATION

11.1	No contravention of legislation

The Company has not, nor as far as it is aware, has any of its officers, agents or employees, committed or omitted to do any act or thing the commission or omission of which is in contravention of any legislation.

11.2	Disputes

Neither the Company nor any person for whom it may be vicariously liable, is or has been, engaged in any prosecution, litigation, arbitration proceedings or administrative or governmental investigation or challenge as plaintiff, defendant, third party or in any other capacity. There are no such matters pending or threatened in respect of which verbal or written communication has been given or received by or against the Company. Except which has been disclosed in writing to NGIL, there are no facts or disputes which may or might give rise to any such matters.

11.3	Orders

The Company is not the subject of any order, waiver, declaration, exemption or notice granted or issued by the MOL or any other person under Indonesian law.

11.4	Proceedings Related to Transaction

No action or proceeding in Indonesia, or any other jurisdiction, by law or in equity shall be pending or threatened by any person, company, firm, governmental authority, regulatory body or agency to enjoin or prohibit:

(a)	the creation of the new capital structure described in Clause 2.2 and the issuance of the Class A Shares to NGIL contemplated thereby or the right of NGIL to own such shares; or

(b)	the right of the Corporation to conduct its operations and carry on the Business in the normal course as the Business and its operations have been carried on in the past.

12	AUTHORISATIONS

The Company has all necessary Authorisations to carry on its business properly and the SIUPAL Licenses are valid and in full force and effect. In respect of each Authorization and SIUPAL License:

(a)	all fees due have been paid;

(b)	all conditions have been duly complied with; and

(c)	each of the Company and PSU does not know of any factor that might prejudice its continuance or renewal.

13	RECORDS

All accounts, books, ledgers and financial and all other records of the Company:

(a)	have been fully and properly maintained and contain complete and accurate records of all matters required to be entered in them by any relevant legislation;

(b)	do not contain or reflect any material inaccuracies or discrepancies;

(c)	give a true and fair view of the trading transactions, state of affairs, results, financial and contractual position and assets and liabilities of the Company;

(d)	have been prepared in accordance with applicable accounting standards in Indonesia;

(e)	are in the possession and unqualified control of the Company; and

(f)	for employee records, contain adequate and suitable records regarding the service of each of its employees.

14	TAXATION

14.1	Payment of tax

(a)	To date, no taxes have been or have been deemed to have been assessed or imposed on the Company, or have been required to be withheld from any payment made by the Company to another person which are due and payable, have been paid by the final date for payment by the Company.

(b)	The Company has not entered into any agreement or arrangement which extends the period for assessment or payment of any taxes.

14.2	No disallowance

Nothing has occurred in respect of the Company which will cause the disallowance for income tax purposes of either the carry forward of losses as at or after the Closing Date or the deduction of losses incurred after the Closing Date.

14.3	Applications

All particulars given to the Government or any Indonesian authority in connection with or affecting any application for any ruling, consent or clearance on behalf of the Company fully and accurately disclosed all facts and circumstances material for the decision of the Government or the Indonesian authority. Each ruling, consent or clearance is valid and effective. Each transaction for which that ruling, consent or clearance has previously been obtained has been carried into effect in accordance with the terms of the relevant application, ruling, consent or clearance.

14.4	Investigations

All necessary information, notices, computations and returns have:

(a)	been properly and duly submitted by the Company to each relevant Indonesian authority in respect of taxes for or in respect of the Company for all periods up to the date of this Agreement; and

(b)	will continue to be submitted in respect of periods after the date of this Agreement until the Closing Date in respect of those later periods.

There is no unresolved correspondence or dispute with any Indonesian authority. No fiscal authority has at any time carried out, or is at present conducting any investigation into all or any part of the business or affairs of the Company.

ANNEXURE B

DESCRIPTION OF MANAGEMENT SERVICES

TO BE PROVIDED BY PSU AND MKA TO THE COMPANY

PSU and MKA shall jointly and severally advise and assist the Company:

(a)	in business development, marketing and promotion of the Company’s business including but not limited to seeking business opportunities in developing and expanding the Company’s business activities and any related matter which may be deemed necessary by the Company in developing the Company’s business in Indonesia and/or elsewhere;

(b)	in obtaining and maintaining any licenses and permits from the competent government authority in supporting the Company’s business activities;

(c)	in running its daily operation including but not limited to financial, taxation, legal and/or contractual matters, human resources, information technology, annual budgeting, strategic business planning and any other required matters;

(d)	on how to expand its businesses, including but not limited to business expansion, business efficiencies and strategic planning; and

(e)	in maintaining the existing Aries Time Charter and the Pluto Time Charter with the Time Charterer.